EXHIBIT (4)(f)

FORM OF RIDER (GPS)

Home Office: 4333 Edgewood Road N.E. Cedar Rapids, Iowa 52499 (319)398-8511

LIVING BENEFITS RIDER

This rider is issued as a part of the policy (contract) to which it is attached. Policy refers to the individual policy if the rider is attached to an individual annuity or the group certificate if the rider is attached to a group annuity.

Rider Data Specification

Policy Number:	07 - 12345
Rider Date:	05-05-2004
“Principal Back” Withdrawal Percentage:	7.00%
“For Life” Withdrawal Percentage:*	5.00%
Rider Fee Percentage:	0.75%
Guaranteed Future Value Date:	05-05-2014

*	Percentage will be zero until the Rider Anniversary that occurs after the Annuitant’s 59th birthday.

ARTICLE I

We provide a combination of two separate guarantees in this rider: a Guaranteed Minimum Accumulation Benefit and a Guaranteed Minimum Withdrawal Benefit.

You can terminate this rider any time after the third Rider Anniversary. This rider will terminate if You surrender Your policy, elect to upgrade (as described in Article V of this rider), or elect to receive annuity payments under Your policy. This rider will also terminate if the policy to which this rider is attached is assigned or if the owner is changed without our prior approval.

A Rider Fee will be deducted on each Rider Anniversary and upon rider termination as described below.

DEFINITIONS:

Terms used that are not defined in this rider shall have the same meaning as those in Your policy.

Gross Partial Withdrawal

The amount which will be deducted from Your Policy Value as a result of each Partial Withdrawal.

Investment Options

One or more Subaccounts of the Separate Account available under Your policy which we designate.

Portfolio Allocation Method Investment Options

One or more Fixed Account options, Guaranteed Period options, or Separate Account options that we will use to provide rider guarantees.

Rider Anniversary

The anniversary of the Rider Date.

Rider Fee

The Rider Fee is the Rider Fee Percentage referenced above, multiplied by the Total Withdrawal Base at the time the fee is deducted. For purposes of calculating this fee, we will use the Total Withdrawal Base for the “Principal Back” withdrawal guarantee. This fee will be deducted from each Investment Option and Fixed Account option in proportion to the amount of Policy Value in that Investment Option or Fixed Account option on each Rider Anniversary. A portion of this fee will also be deducted when the rider is terminated based on the number of months that have elapsed since it was last deducted.

Rider Year

Each twelve-month period following the Rider Date.

Total Withdrawal Base

The amount as defined in Article IV of this rider.

Valuation Period

The period of time from one determination of the value of a Subaccount to the next. Such determinations are made when the value of the assets and liabilities of each Subaccount is calculated. This is generally the close of business on each day on which the New York Stock Exchange is open.

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ARTICLE II

When this rider is attached to Your policy, we require the Portfolio Allocation Method to be used. Under the Portfolio Allocation Method we compare Your Policy Value to the rider guarantees once per Valuation Period.

Based on the relationship of the rider guarantees to Your Policy Value, we will determine how much Policy Value to transfer out of Your Investment Options to one or more Portfolio Allocation Method Investment Options. Transfers out of Your Investment Options will be pro rata. We will continue to transfer Policy Value to and/or among the Portfolio Allocation Method Investment Options to the extent necessary to maintain the rider guarantees.

Likewise, we will determine how much Policy Value to transfer out of the Portfolio Allocation Method Investment Options into Your Investment Options. Transfers into Your Investment Options will be pro rata.

You cannot allocate premiums or transfers to the Portfolio Allocation Method Investment Options.

Transfers pursuant to this Article will be subject to any provisions of the policy concerning transfers of Policy Value.

ARTICLE III

GUARANTEED MINIMUM ACCUMULATION BENEFIT

We guarantee that Your Policy Value will be at least as great as the Guaranteed Future Value on the Guaranteed Future Value Date shown on page one of this rider.

On the Guaranteed Future Value Date, if Your Policy Value is less than the Guaranteed Future Value, we will add the difference to Your Policy Value pro rata at the end of the next Valuation Period. This addition will not be considered premium. We will provide no benefit under the Guaranteed Minimum Accumulation Benefit after the Guaranteed Future Value Date.

Guaranteed Future Value

The Guaranteed Future Value on the Rider Date is equal to Your Policy Value (less any premium enhancements if this rider is added in the first Policy Year). The Guaranteed Future Value after the Rider Date and before the Guaranteed Future Value Date, is equal to the Guaranteed Future Value on the Rider Date, plus a percentage of premiums added after the Rider Date as shown in the table below, (not including premium enhancements, if any) less any adjustments for withdrawals described below.

During Rider Year	Percent of Subsequent Premiums added to Guaranteed Future Value
1	100%
2	90%
3	80%
4	70%
5	60%
6	50%
7	50%
8	50%
9	50%
10	0%

The Guaranteed Future Value after the Guaranteed Future Value Date is zero.

Guaranteed Minimum Accumulation Benefit Adjustments

Gross Partial Withdrawals will reduce the Guaranteed Future Value pro rata. The amount of the reduction is equal to the greater of:

1)	the Gross Partial Withdrawal amount; and

2)	the result of (A divided by B), multiplied by C, where:

A	is the amount of Gross Partial Withdrawal;

B	is the Policy Value immediately prior to the Gross Partial Withdrawal; and

C	is the Guaranteed Future Value immediately prior to the Gross Partial Withdrawal.

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ARTICLE IV

GUARANTEED MINIMUM WITHDRAWAL BENEFIT

We guarantee that You may take a specified annual withdrawal amount regardless of the Policy Value under the Guaranteed Minimum Withdrawal Benefit. The two withdrawal guarantees under this rider are:

“Principal Back” Withdrawal Guarantee

You can withdraw up to the Maximum Annual Withdrawal Amount each Rider Year until the Minimum Remaining Withdrawal Amount is zero.

“For Life” Withdrawal Guarantee

Starting with the Rider Anniversary following the Annuitant’s 59th birthday, You can withdraw up to the Maximum Annual Withdrawal Amount each Rider Year until the later of:

(i) the Annuitant’s death, or

(ii) the Minimum Remaining Withdrawal Amount is zero.

We will calculate a Maximum Annual Withdrawal Amount, Minimum Remaining Withdrawal Amount, and Total Withdrawal Base as described below, for each of the two withdrawal guarantees we provide and the amounts may differ.

Withdrawals will reduce the Policy Value. Once the Policy Value equals zero, You cannot make subsequent premium payments and all other policy features, benefits and guarantees are terminated except those provided by this rider. Withdrawals guaranteed by this rider can be continued by selecting an amount and frequency of payment in a manner acceptable to Us. Once the payment amount and frequency are established, they cannot be changed.

Maximum Annual Withdrawal Amount

The Maximum Annual Withdrawal Amount that can be withdrawn each Rider Year under this rider is equal to the sum of the Total Withdrawal Base on the most recent Rider Anniversary plus any premiums added after that Rider Anniversary (not including premium enhancements, if any), multiplied by the withdrawal percentage shown on page one of this rider.

Minimum Remaining Withdrawal Amount

The Minimum Remaining Withdrawal Amount is the total minimum dollar amount of guaranteed withdrawals You have remaining, provided withdrawals do not exceed the Maximum Annual Withdrawal Amount each Rider Year. The Minimum Remaining Withdrawal Amount on the Rider Date is equal to the Policy Value (less any premium enhancements, if the rider is added in the first Policy Year). After the Rider Date, the Minimum Remaining Withdrawal Amount is equal to the Minimum Remaining Withdrawal Amount on the Rider Date, plus any premiums added after the Rider Date (not including premium enhancements, if any), less any adjustments for withdrawals described below.

Minimum Remaining Withdrawal Amount Adjustments

Gross Partial Withdrawals up to the Maximum Annual Withdrawal Amount will reduce the Minimum Remaining Withdrawal Amount by the same amount (dollar for dollar). Gross Partial Withdrawals in excess of the Maximum Annual Withdrawal Amount will reduce the Minimum Remaining Withdrawal Amount pro rata. The amount of the reduction is equal to the greater of:

1)	the excess Gross Partial Withdrawal amount; and

2)	the result of (A divided by B), multiplied by C, where:

A	is the excess Gross Partial Withdrawal (the amount in excess of the Maximum Annual Withdrawal Amount remaining prior to the withdrawal);

B	is the Policy Value after the Maximum Annual Withdrawal Amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the Minimum Remaining Withdrawal Amount after the Maximum Annual Withdrawal Amount has been withdrawn, but prior to the withdrawal of the excess amount.

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ARTICLE IV CONTINUED

Total Withdrawal Base

The Total Withdrawal Base on the Rider Date is equal to the Policy Value (less any premium enhancements, if the rider is added within the first Policy Year). After the Rider Date, the Total Withdrawal Base is equal to the Total Withdrawal Base on the Rider Date, plus the full amount of any premiums added after the Rider Date (not including premium enhancements, if any), less any adjustments for withdrawals described below.

Total Withdrawal Base Adjustments

Gross Partial Withdrawals up to the Maximum Annual Withdrawal Amount will not reduce the Total Withdrawal Base. Gross Partial Withdrawals in excess of the Maximum Annual Withdrawal Amount will reduce the Total Withdrawal Base pro rata. The amount of the reduction is equal to the greater of:

1)	the excess Gross Partial Withdrawal amount; and

2)	the result of (A divided by B), multiplied by C, where:

A	is the excess Gross Partial Withdrawal (the amount in excess of the Maximum Annual Withdrawal Amount remaining prior to the withdrawal);

B	is the Policy Value after the Maximum Annual Withdrawal Amount has been withdrawn, but prior to the withdrawal of the excess amount; and

C	is the Total Withdrawal Base prior to the withdrawal of the excess amount.

ARTICLE V

RIDER UPGRADE

You may elect, in writing, to upgrade the Total Withdrawal Base and Guaranteed Future Value to the Policy Value, after the third Rider Anniversary. At this same time, the Minimum Remaining Withdrawal Amounts will also be upgraded to the Policy Value and the Maximum Annual Withdrawal Amounts will be recalculated based on the new Total Withdrawal Base.

If an upgrade is elected, this Rider will terminate and a new rider will be issued with a new Rider Date, Guaranteed Future Value Date, and its own Rider Fee Percentage which may be higher than this rider’s Rider Fee Percentage. The “Principal Back” Withdrawal Percentage and “For Life” Withdrawal Percentage for the new rider will be the same as indicated on this rider.

The new Rider Effective Date will be the date the Company receives all information necessary, in a written form acceptable to the Company, to process the upgrade. While the Company currently allows an upgrade at any time after the third Rider Anniversary, the Company reserves the right to limit upgrade requests to a 30 calendar day window after your third and subsequent Rider Anniversaries.

Signed for us at our home office.

SECRETARY	PRESIDENT

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